Exhibit 3.2

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

KIMBELL ROYALTY OPERATING, LLC

i

ii

iii

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KIMBELL ROYALTY OPERATING, LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KIMBELL ROYALTY OPERATING, LLC (the “Company”), dated as of September 13, 2023, is entered into by and among KIMBELL ROYALTY PARTNERS, LP, a Delaware limited partnership, as Managing Member (the “Managing Member”), and the Non-Managing Members (as defined herein) party hereto.

WHEREAS, the Managing Member entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of September May 18, 2022 (the “Prior Agreement”);

WHEREAS, on the date hereof, the General Partner (as defined herein) entered into that certain Fifth Amended and Restated Agreement of Limited Partnership of the Kimbell Royalty Partners, LP to, among other things, effectuate the issuance of KRP Series A Preferred Units;

WHEREAS, Section 5.4(a) of the Prior Agreement provides that the Company may, for any Company purpose, at any time and from time to time, issue additional Membership Interests for such consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of any Non-Managing Members;

WHEREAS, Section 5.4(b) of the Prior Agreement provides that each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) of the Prior Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Membership Interests) as shall be fixed by the Managing Member, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including any sinking fund provision); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest;

WHEREAS, Section 5.4(c) of the Prior Agreement provides that the Managing Member shall (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Membership Interests pursuant to Section 5.4 of the Prior Agreement, and (ii) do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or in connection with the conversion of the combined Membership Interest into Units pursuant to the terms of the Prior Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency;

WHEREAS, the Managing Member, without the approval of any other Member, may amend any provision of the Prior Agreement pursuant to (i) Section 13.1(d)(i) of the Prior Agreement to reflect a change that the Managing Member determines does not adversely affect the Non-Managing Members considered as a whole or any particular class of Membership Interests as compared to other classes of Membership Interests in any material respect, and (ii) Section 13.1(g) of the Prior Agreement to reflect an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Membership Interests pursuant to Section 5.4 of the Prior Agreement;

WHEREAS, the Managing Member deems it advisable and in the best interests of the Company to enter into this Third Amended and Restated Limited Liability Company Agreement of the Company, which provides for (i) (a) the authorization of a new class of Units to be designated as Series A Preferred Units and (b) fixes the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series A Preferred Units, including, without limitation, the conversion of the Series A Preferred Units into Common Units in accordance with the terms described herein, (ii) the issuance of the Series A Preferred Units to the Managing Member and (iii) such other matters as are provided herein;

WHEREAS, the Managing Member has, pursuant to its authority under Section 13.1(d)(i) and 13.1(g) of the Prior Agreement, made the determinations required thereby and accordingly is adopting this Third Amended and Restated Limited Liability Company Agreement of the Company; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) and Section 13.1(g) of the Prior Agreement, the Managing Member has determined that this Amendment does not require the approval of any Non-Managing Member.

NOW, THEREFORE, the Prior Agreement is hereby amended and, as so amended, is restated in its entirety as follows:

Article I

DEFINITIONS

Section 1.1             Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accrual Election” has the meaning assigned to such term in Section 5.12(b)(i)(B).

“Accumulated Distributions” means, with respect to any Series A Preferred Unit, as of any date, the aggregate amount of accrued and unpaid distributions added to the Series A Liquidation Preference in accordance with Section 5.12(b)(i)(B).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account at the end of each taxable period of the Company, after giving effect to the following adjustments:

(a)            Credit to such Capital Account any amounts that such Member is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)            Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Adjusted Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or Section 5.3(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person’s Affiliates, shall be deemed to be Affiliates of the Managing Member.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event as described in Section 5.3(d), in each case as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)            the sum of:

(i)             all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of that Quarter; and

(ii)            as determined by the Managing Member, all cash or cash equivalents of the Company and its Subsidiaries on hand on the date of determination of Available Cash for that Quarter resulting from Working Capital Borrowings made after the end of that Quarter;

(b)            less the amount of cash reserves established by the Managing Member to:

(i)             provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future capital expenditures and for future credit needs of the Company and its Subsidiaries) after that Quarter;

(ii)            comply with applicable law or any debt instrument (including, without limitation, to make payments (whether mandatory or optional) of principal, interest and other amounts under the Credit Agreement) or other agreement or obligation to which the Managing Member, the Company or any of their Subsidiaries is a party or its assets are subject; and

(iii)           provide funds for distributions under Section 6.3 or to the holders of Series A Preferred Units for any one or more of the next four Quarters; provided, however, that disbursements made by the Company or any of its Subsidiaries or cash reserves established, increased or reduced after the end of that Quarter but on or before the date of determination of Available Cash for that Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that Quarter if the Managing Member so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or board of managers of the General Partner, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property shall be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.3. The “Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Members’ Capital Accounts in respect of such property and (b) with respect to any other Company property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. In the case of any oil and gas property (as defined in Section 614 of the Code), adjusted basis shall be determined pursuant to Treasury Regulation Section 1.613A–3(e)(3)(iii)(C). The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” means a certificate, in such form as may be adopted by the Managing Member, issued by the Company evidencing ownership of one or more classes of Membership Interests. The initial form of certificate approved by the Managing Member for Common Units is attached as Exhibit A to this Agreement. Any modification to or replacement of such form of Certificate adopted by the Managing Member shall not constitute an amendment to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a limited liability company interest in the Company having the rights and obligations specified with respect to Common Units in this Agreement.

“Common Unitholder” means a Record Holder of Common Units.

“Company” has the meaning given such term in the Preamble.

“Company Group” means, collectively, the Company and each of its Subsidiaries.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” has the meaning given such term in the KRP Partnership Agreement.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 13, 2023, among the Managing Member, as the borrower, the several lenders thereto from time to time, Citibank, N.A. as administrative agent, Banc of America Securities LLC, Frost Bank, Mizuho Bank, Ltd., PNC Capital Markets LLC, and Truist Securities, Inc. as joint lead arrangers, and Bank of America, National Association, Frost Bank, Mizuho Bank, Ltd., PNC Bank, N.A, and Truist Bank as co-documentation agents, as amended by that certain Amendment No. 1, dated as of July 24, 2023, and as further amended, amended and restated, supplemented or otherwise modified from time to time (except in contravention hereof), together with any Replacement Credit Agreement. Any term defined herein by reference to the Credit Agreement (and any embedded defined terms therein) shall have the meaning set forth in the Credit Agreement as of the Series A Reference Date, giving effect to any amendment, amendment and restatement or other modification dated as of the Series A Reference Date. When applying U.S. GAAP to the terms of this Agreement, including when referencing any calculation made under or in accordance with the Credit Agreement, U.S. GAAP will be deemed to treat leases that would have been classified as operating leases in accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under general accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(x).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Managing Member” means a former Managing Member from and after the effective date of any withdrawal or removal of such former Managing Member pursuant to Article XI.

“Derivative Membership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Membership Interests.

“Distribution Rate” means 6.0% per annum, as may be adjusted as set forth in Section 5.12(b)(i)(B) and Section 5.12(b)(vii)(B).

“Distribution Date” means:

(a)            with respect to the Quarters ending March 31, June 30 and September 30, the earlier of: (i) 20 Business Days following the publication by the Managing Member of its results of operations with respect to such Quarter (other than announcements of preliminary results of operations), or (ii) 60 calendar days following the end of such Quarter; or

(b)            with respect to the Quarter ending December 31, the earlier of: (i) 20 Business Days following the publication by the Managing Member of its results of operations with respect to such Quarter (other than announcements of preliminary results of operations), or (ii) 90 calendar days following the end of such Quarter.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Exchange Agreement” means that certain Exchange Agreement, dated as of September 23, 2018, among the Managing Member, the General Partner, the Company, and the other parties thereto from time to time.

“Excluded Amounts” has the meaning ascribed to it in the KRP Partnership Agreement.

“General Partner” means Kimbell Royalty GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Managing Member as general partner of the Managing Member, in their capacity as the general partner of the Managing Member.

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Membership Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Haymaker Contribution” means those certain contributions by Haymaker Resources, LP and Kayne Anderson, made pursuant to a Securities Purchase Agreement among Haymaker Resources, LP, Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Managing Member, dated as of May 28, 2018, and a Securities Purchase Agreement among Kayne Anderson, Haymaker Services, LLC (solely for the purpose of Section 6.20 therein) and the Managing Member, dated as of May 28, 2018, as applicable, that were treated for U.S. federal income tax purposes as contributing their respective assets to the Managing Member in exchange for KRP Common Units and cash.

“Indemnitee” means (a) the Managing Member, (b) any Departing Managing Member, (c) any Person who is or was an Affiliate of the Managing Member or any Departing Managing Member, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the Managing Member or any Departing Managing Member or (ii) any Affiliate of any Group Member, the Managing Member or any Departing Managing Member, (e) any Person who is or was serving at the request of the Managing Member or any Departing Managing Member or any Affiliate of the Managing Member or any Departing Managing Member as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary or contractual duty or standard of care to any Group Member; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company Group’s business and affairs.

“Initial Accrual Period” means the period beginning on the Series A Reference Date and ending on the last day of the fourth non-consecutive Quarter with respect to which an Accrual Election is made. For the avoidance of doubt, in no event shall the Accrual Election be made in consecutive Quarters.

“IRR” means, as of any measurement date, the cumulative internal rate of return, compounded annually, with respect to a Series A Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Series A Preferred Unit, and all cash outflows from all cash distributions in respect of such Series A Preferred Unit, are equal to $0), as calculated using the XIRR function in Microsoft Excel (or if such program is no longer available, such other software program for calculating a cumulative, annually-compounded internal rate of return approved by the Board of Directors, with the affirmative vote of the Record Holders of the Series A Required Voting Percentage, such affirmative vote not to be unreasonably withheld, conditioned or delayed) ((x) taking into account the respective dates of each such Capital Contribution and distribution, as well as the IRR measurement date, (y) treating each such Capital Contribution as a negative amount for purposes of such net present value calculation and (z) treating each such cash distribution in respect of any such Series A Preferred Unit as a positive amount for purposes of such net present value calculation). IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year. In calculating IRR for all such Series A Preferred Units as of any particular date, (a) the aggregate cash amounts distributed pursuant to Section 5.12(b)(i) with respect to any such Series A Preferred Unit on such date, and all amounts previously distributed pursuant to Section 5.12(b)(i) with respect to such Series A Preferred Unit, shall be taken into account, (b) Excluded Amounts shall be disregarded and not included as Capital Contributions or distributions in respect of Series A Preferred Units, provided, however, that any portion of the KRP Upfront Fee or KRP Bridge Commitment Fees that are satisfied by offset against the amounts required to be funded by the KRP Series A Purchasers to purchase the KRP Series A Preferred Units at the Series A Reference Date shall be treated as if those amounts were Capital Contributions made in cash by the Managing Member to the Company in respect of the Series A Preferred Units and (c) Capital Contributions and cash distributions in respect of Series A Preferred Units will be deemed to have been received or paid on the actual date of receipt or payment (or offset, in the case of amounts described in the proviso to clause (b) above).

“KRP Bridge Commitment Fee” has the meaning ascribed to “Bridge Commitment Fee” in the KRP Partnership Agreement.

“KRP Class B Unit” means a limited partner interest in the Managing Member having the rights and obligations specified with respect to “Class B Units” in the KRP Partnership Agreement.

“KRP Common Unit” means a limited partner interest in the Managing Member having the rights and obligations specified with respect to “Common Units” in the KRP Partnership Agreement.

“KRP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Managing Member, dated as of September 13, 2023, as it may be amended, supplemented or restated from time to time.

“KRP Series A Change of Control” has the meaning ascribed to “Series A Change of Control” in the KRP Partnership Agreement.

“KRP Series A Preferred Unit” has the meaning assigned to “Series A Preferred Unit” in Section 5.11(a) of the KRP Partnership Agreement.

“KRP Series A Purchase Agreement” has the meaning ascribed to “Series A Purchase Agreement” in the KRP Partnership Agreement.

“KRP Series A Purchasers” has the meaning ascribed to “Series A Purchasers” in the KRP Partnership Agreement.

“KRP Series A Redemption Price” has the meaning assigned to “Series A Redemption Price” in the KRP Partnership Agreement.

“KRP Upfront Fee” has the meaning ascribed to “Upfront Fee” in the KRP Partnership Agreement.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means the date on which any event giving rise to the dissolution of the Company occurs.

“Liquidator” means one or more Persons selected by the Managing Member to perform the functions described in Section 12.3 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Managing Member” means Kimbell Royalty Partners, LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company. The Managing Member is the sole managing member of the Company and the holder of the Managing Member Interest. For the avoidance of doubt, such Person shall be the Managing Member solely with respect to the Managing Member Interest and shall be a Non-Managing Member with respect to any Non-Managing Member Interests of such Person.

“Managing Member Interest” means the non-economic management interest of the Managing Member in the Company (in its capacity as managing member without reference to any Membership Interest), which includes any and all rights, powers and benefits to which the Managing Member is entitled as provided in this Agreement, together with all obligations of the Managing Member to comply with the terms and provisions of this Agreement. The Managing Member Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Company.

“Member” means any of the Managing Member and the Non-Managing Members.

“Member Nonrecourse Debt” has the meaning given to the term “partnership nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Member Nonrecourse Debt.

“Membership Interest” means the Managing Member Interest and any class or series of equity interest in the Company, which shall include any Non-Managing Member Interests but shall exclude any Derivative Membership Interests.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum IRR” means, as of any measurement date: (a) prior to the fifth anniversary of the Series A Reference Date, a 12.0% IRR with respect to such Series A Preferred Unit; (b) on or after the fifth anniversary of the Series A Reference Date and prior to the sixth anniversary of the Series A Reference Date, a 13.0% IRR with respect to such Series A Preferred Unit; and (c) on or after the sixth anniversary of the Series A Reference Date, a 14.0% IRR with respect to such Series A Preferred Unit.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall include Simulated Gain (as provided in Section 6.1(d)(iii)), but shall not include Simulated Depletion, Simulated Loss, or items specially allocated under Section 6.1(c).

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall include Simulated Gain (as provided in Section 6.1(d)(iii)), but shall not include Simulated Depletion, Simulated Loss, or any items specially allocated under Section 6.1(c).

“Non-Managing Member” means each additional Person other than the Managing Member that owns one or more Units.

“Non-Managing Member Interest” means an interest of a Non-Managing Member in the Company, evidenced by Units held by such Non-Managing Member, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member pursuant to the terms and provisions of this Agreement.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(c) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Company or any of its Affiliates) acceptable to the Managing Member or to such other Person selecting such counsel or obtaining such opinion.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding on the books and records as of the date of determination.

“Paying Agent” shall mean the Company, acting in its capacity as paying agent for the Series A Preferred Units, and its successors and assigns, or any other Person appointed to serve as a paying agent by the Company.

“Percentage Interest” means as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (a) the number of Units held by such Unitholder by (b) the total number of Outstanding Units. The Percentage Interest with respect to the Managing Member Interest shall at all times be zero. For purposes of determining the Percentage Interest of any Unitholder with respect to Series A Preferred Units as of any date of determination, each Series A Preferred Unit shall be deemed to have converted into the number of Common Units into which such Series A Preferred Unit would be converted as of such date at the then applicable Series A Conversion Rate pursuant to Section 5.12(b)(iv), and such Common Units shall be deemed to be Outstanding Units and such Series A Preferred Units shall be deemed not to be Outstanding Units.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Prior Agreement” has the meaning assigned to such term in the Recitals.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to some but not all Members or Record Holders, apportioned among such Members or Record Holders in accordance with their relative Percentage Interests; provided, however, when used with respect to Series A Preferred Units, means apportioned among such Series A Preferred Units based on the number of Outstanding Series A Preferred Units or, if used with respect to Series A Preferred Units being redeemed or converted, apportioned among such Series A Preferred Units based on the number of such Series A Preferred Units being redeemed or converted.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing Member or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Non-Managing Members or entitled to vote by ballot or give approval of Company action in writing or by electronic transmission without a meeting, or entitled to exercise rights in respect of, any lawful action of Non-Managing Members (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name any Membership Interest is registered in the Register as of the Company’s close of business on a particular Business Day.

“Register” means one or more registers kept by or on behalf of the Managing Member in which the registration and transfer of Membership Interests, and any Derivative Membership Interests, as applicable, is recorded.

“Required Allocations” means any allocation of an item of income, gain, loss and deduction pursuant to Section 6.1(c)(i), Section 6.1(c)(ii), Section 6.1(c)(iv), Section 6.1(c)(v), Section 6.1(c)(vi), Section 6.1(c)(vii), Section 6.1(c)(ix), or Section 6.1(d).

“Revaluation Event” means an event that results in an adjustment of the Carrying Value of each Company property pursuant to Section 5.3(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Conversion Date” has the meaning set forth in the KRP Partnership Agreement.

“Series A Conversion Rate” has the meaning set forth in the KRP Partnership Agreement.

“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12(b)(iv). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.

“Series A Distribution Amount” means, with respect to any Quarter ending on or after September 30, 2023, an amount per Series A Preferred Unit equal to the Series A Liquidation Preference multiplied by the Distribution Rate per annum (calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed) for such Quarter; provided, however, for purposes of determining the Series A Distribution Amount for the Quarter ending September 30, 2023, such Quarter shall be deemed to commence on the Series A Reference Date and end on, and include, September 30, 2023 but calculated on the basis of a 365- (or 366-, as the case may be) day year as set forth above.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Series A Issue Price” means $1,000.00 per Series A Preferred Unit.

“Series A Junior Securities” means any class or series of Membership Interests that, with respect to distributions on such Membership Interests and distributions in respect of such Membership Interests upon the liquidation, dissolution and winding up of the Company, ranks junior to the Series A Preferred Units, and shall include the Common Units, but shall not include any Series A Parity Securities or Series A Senior Securities.

“Series A Liquidation Preference” means, as of any date of determination, with respect to each Series A Preferred Unit an amount equal to the sum of (a) the Series A Issue Price and (b) the Accumulated Distributions.

“Series A Parity Securities” means any class or series of Membership Interests that, with respect to distributions on such Membership Interests or distributions in respect of such Membership Interests upon the liquidation, dissolution and winding up of the Company, ranks pari passu with (but not senior to) the Series A Preferred Units. For the avoidance of doubt, classes or series of Membership Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate, distribution periods or payment mechanics of such class or series of Membership Interests match those of any other class or series of Series A Parity Securities.

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning assigned to such term in Section 5.12(a).

“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.12(b)(i)(A).

“Series A Redemption Date” has the meaning assigned to such term in Section 5.12(b)(vi)(B).

“Series A Reference Date” means September 13, 2023.

“Series A Senior Securities” means any class or series of Membership Interests that, with respect to distributions on such Membership Interests or distributions in respect of such Membership Interests upon the liquidation, dissolution and winding up of the Company, ranks senior to the Series A Preferred Units.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with U.S. federal income tax principles set forth in Treasury Regulation Section 1.611-2(a)(1) (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2), applying the cost depletion method. For purposes of computing Simulated Depletion with respect to any oil and gas property (as defined in Section 614 of the Code), the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis. If the Carrying Value of an oil and gas property is adjusted pursuant to Section 5.3(d) during a taxable period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Carrying Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property (as defined in Section 614 of the Code) over the Carrying Value of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property (as defined in Section 614 of the Code) over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Transfer” has the meaning given such term in Section 4.4(a).

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Unit” means a Membership Interest that is designated by the Managing Member as a “Unit” and shall include Common Units and Series A Preferred Units.

“Unit Majority” means a majority of the Outstanding Common Units and the Outstanding Series A Preferred Units voting on an as-converted basis. (which, for the avoidance of doubt, such determination shall be made by reference to the calculation under the KRP Partnership Agreement for the corresponding determination of “Outstanding Series A Preferred Units” voting on an as-converted basis thereunder), voting together as a class.

“Unitholders” means the Record Holders of Units.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a Managing Member or any Departing Managing Member or any Affiliate of any Group Member, a Managing Member or any Departing Managing Member and (d) any Person the Managing Member designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Members; provided, however, that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2             Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Managing Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Managing Member and any action taken pursuant thereto and any determination made by the Managing Member in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

Article II

ORGANIZATION

Section 2.1             Formation. The Company was formed as a limited liability company pursuant to the provisions of the Delaware Act. The Members hereby amend and restate the Prior Agreement in its entirety, effective as of the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.

Section 2.2             Name. The name of the Company shall be “Kimbell Royalty Operating, LLC”. Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Managing Member, including the name of the Managing Member. The words “limited liability company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Non-Managing Members of such change in the next regular communication to the Non-Managing Members.

Section 2.3             Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 777 Taylor Street, Suite 810, Fort Worth, Texas 76102 or such other place as the Managing Member may from time to time designate by notice to the other Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the Managing Member shall be 777 Taylor Street, Suite 810, Fort Worth, Texas 76102 or such other place as the Managing Member may from time to time designate by notice to the Members.

Section 2.4             Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member, in its sole discretion, and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the Managing Member shall not cause the Company to engage, directly or indirectly, in any business activity that the Managing Member determines would be reasonably likely to cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the Managing Member has no obligation or duty (including any fiduciary duty) to the Company or the other Members to propose or approve, and may, in its sole and absolute discretion, decline to propose or approve, the conduct by the Company of any business.

Section 2.5             Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6            Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7            Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity or its Subsidiaries, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Title to any or all assets of the Company may be held in the name of the Company, the Managing Member, one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates, as the Managing Member may determine. The Managing Member hereby declares and warrants that any assets of the Company for which record title is held in the name of the Managing Member or one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates shall be held by the Managing Member or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Managing Member shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing Member determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing Member or as soon thereafter as practicable, the Managing Member shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, shall provide for the use of such assets in a manner satisfactory to any successor Managing Member. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such assets of the Company is held.

Article III

RIGHTS OF MEMBERS

Section 3.1             Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2             Management of Business. Other than the Managing Member, no Member, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3             Outside Activities of the Members. Subject to the provisions of Section 7.6, each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4             Rights of Members.

(a)            Each Member shall have the right, upon written request and at such Member’s own expense to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto.

(b)            Each of the Members and each other Person or Group who acquires an interest in Membership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Members to receive any information either pursuant to Section 18-305(a) of the Delaware Act or otherwise except for the right to obtain a copy of this Agreement and the Certificate of Formation set forth in Section 3.4(a).

Article IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP
INTERESTS; REDEMPTION OF MEMBERSHIP INTERESTS

Section 4.1             Certificates. Owners of Membership Interests and, where appropriate, Derivative Membership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the Managing Member shall determine otherwise in respect of some or all of any or all classes of Membership Interests and Derivative Membership Interests, Membership Interests and Derivative Membership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Company by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the Company, Managing Member or the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer at the date of its issuance. With respect to any Membership Interests that are represented by physical certificates, the Managing Member may determine that such Membership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Membership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Membership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The Managing Member shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2             Unitholders. The names and addresses of the Members and number of Units of the Members are set forth on Exhibit B attached hereto and incorporated herein. The Managing Member is hereby authorized to complete or amend Exhibit B from time to time to reflect the admission of Members, the withdrawal of a Member, the forfeiture of some or all of the interests of a Member, the transfer of any Membership Interests, and the change of address and other information called for by Exhibit B related to any Member, and to correct, update or amend Exhibit B at any time and from time to time. Such completion, correction or amendment may be made from time to time as and when the Managing Member considers it appropriate.

Section 4.3             Record Holders. The Company and the Managing Member shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law.

Section 4.4            Transfer Generally.

(a)            The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction by which the holder of a Membership Interest assigns all or any part of such Membership Interest to another Person who is or becomes a Member as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not, in the case of the Membership Interests owned by the Managing Member, the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage. For the avoidance of doubt, the Managing Member is permitted to pledge, grant a security interest in, encumber, hypothecate or mortgage any or all of its Membership Interests. For the avoidance of doubt, any redemption or repurchase of a Non-Managing Member’s Common Units in accordance with the Exchange Agreement shall not constitute a transfer.

(b)            Other than any transfer made pursuant to the Exchange Agreement, no Member may transfer all or any portion of its Units or other Membership Interests except with the written consent of the Managing Member (which may be granted or withheld in its sole discretion). In addition, unless the Managing Member determines in good faith that a proposed transfer would violate Section 4.6, the Managing Member shall be deemed to have consented to a transfer of Units by a Non-Managing Member to an Affiliate of such Member; provided that in connection with any such transfer, the transferor shall transfer an equivalent number of KRP Class B Units to the transferee, in accordance with the terms of the KRP Partnership Agreement. Any purported transfer of all or a portion of a Member’s Units or other Membership Interests not complying with this Section 4.4(b) shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that transfer or to deal with the Person to which the transfer purportedly was made.

Section 4.5            Transfer of the Managing Member Interest.

(a)            The Managing Member may transfer all or any part of its Managing Member Interest without the approval of any Member or any other Person.

Notwithstanding anything herein to the contrary, no transfer by the Managing Member of all or any part of its Managing Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Member under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the Managing Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.5, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as the Managing Member effective immediately prior to the transfer of the Managing Member Interest, and the business of the Company shall continue without dissolution.

Section 4.6             Restrictions on Transfers. Notwithstanding the other provisions of this Article IV, no transfer of any Membership Interests shall be made if such transfer would (a) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (b) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation or (c) cause the Company to have more than 100 partners, as determined for purposes of Treasury Regulation Section 1.7704-1(h).

Article V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF
MEMBERSHIP INTERESTS

Section 5.1            Capitalization.

(a)            On the date of the Prior Agreement, the Managing Member has previously made an initial contribution to the capital of the Company in the amount of $1,000 in exchange for a 100% membership interest in the Company.

(b)            As of the date hereof, the Membership Interests held by the Managing Member and each Non-Managing Member will be represented by such number of Common Units and Series A Preferred Units as set forth on Exhibit B.

Section 5.2             Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.3            Capital Accounts.

(a)            The Company shall maintain for each Member (or a beneficial owner of Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing Member) owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Member with respect to such Membership Interest, (ii) all items of Company income and gain computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and (iii) the portion of any amount realized from the disposition of an oil and gas property that constitutes Simulated Gain allocated with respect to such Membership Interest in accordance with Section 6.1(d)(iii) and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions to the Member of cash or property made with respect to such Membership Interest, (y) all items of Company deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and (z) Simulated Depletion and Simulated Loss in accordance with Section 6.1(d)(ii).

(b)            For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)            Solely for purposes of this Section 5.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)           All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii)          The computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Company, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(l)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v)           In the event the Carrying Value of Company property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi)          Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii)         Any deductions for depreciation, amortization or other cost recovery attributable to any Contributed Property or Adjusted Property shall be determined using any reasonable method selected by the Managing Member in accordance with Section 704(c) and the Treasury Regulations; provided, that with respect to any Contributed Property that was contributed in the Haymaker Contribution, such method shall be in accordance with Treasury Regulation Section 1.704-3(d). Simulated Depletion shall be computed in accordance with the provisions of the definition of Simulated Depletion.

(viii)        The Gross Liability Value of each Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Company).

(c)            A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(d)            (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Membership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Membership Interests as consideration for the provision of services, the Capital Account of each Member and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property; provided, however, that in the event of the issuance of a Membership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by such Membership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Company property immediately after the issuance of such Membership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property and the Capital Accounts of the Members shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Membership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Membership Interest, or in the event of an issuance of a de minimis amount of Membership Interests as consideration for the provision of services, the Managing Member may determine that such adjustments are unnecessary for the proper administration of the Company. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Membership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Membership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the Managing Member using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the Managing Member may first determine an aggregate value for the assets of the Company that takes into account the current trading price of the KRP Common Units, the fair market value of all other Membership Interests at such time, and the amount of Company Liabilities. The Managing Member may allocate such aggregate value among the individual properties of the Company (in such manner as it determines appropriate).

(ii)            In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.3 be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.3, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4             Issuances of Additional Membership Interests and Derivative Membership Interests.

(a)            Subject to Section 5.4(d), the Company may issue additional Membership Interests and Derivative Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of any Non-Managing Members.

(b)            Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Membership Interests), as shall be fixed by the Managing Member, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including any sinking fund provision); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c)            The Managing Member shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and Derivative Membership Interests pursuant to this Section 5.4, (ii) the conversion of Membership Interests into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Non-Managing Members in the Register as the Record Holders of such Non-Managing Member Interests and (iv) all additional issuances of Membership Interests and Derivative Membership Interests. The Managing Member shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests or Derivative Membership Interests being so issued. The Managing Member shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or Derivative Membership Interests or in connection with the conversion of the combined Membership Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

(d)            No additional Common Units shall be issued to the Managing Member unless (i) the additional Common Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units, (ii) (A) the additional Common Units are Common Units issued in connection with an issuance of KRP Common Units and (B) the Managing Member contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such KRP Common Units, (iii) the additional Common Units are issued upon the conversion, redemption or exchange of other securities issued by the Company or (iv) the additional Common Units are issued pursuant to Section 5.6.

(e)            No fractional Units shall be issued by the Company.

Section 5.5             Issuances of Securities by the Managing Member. The Managing Member shall not issue any additional KRP Common Units or KRP Series A Preferred Units unless the Managing Member contributes the net cash proceeds or other consideration received from the issuance of such additional KRP Common Units or KRP Series A Preferred Units, as applicable, in exchange for an equivalent number of Common Units or Series A Preferred Units, as applicable; provided, however, that notwithstanding the foregoing, the Managing Member may issue KRP Common Units or KRP Series A Preferred Units (a) pursuant to the Exchange Agreement with respect to the Common Units only, (b) pursuant to employee benefits plans authorized by the Managing Member with respect to the KRP Common Units only, (c) pursuant to a distribution (including any split or combination) of KRP Common Units or KRP Series A Preferred Units to all of the holders of KRP Common Units or holders of KRP Series A Preferred Units, respectively, pursuant to Section 5.9 or (d) as is necessary to permit the conversion of outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, this Agreement. In the event that the Managing Member issues any additional KRP Common Units or KRP Series A Preferred Units and contributes the net cash proceeds or other consideration received from the issuance thereof to the Company, the Company is authorized to issue a number of Common Units or Series A Preferred Units, as applicable, equal to the number of KRP Common Units or KRP Series A Preferred Units so issued without any further act, approval or vote of any Member or any other Persons.

Section 5.6             Redemption, Repurchase or Forfeiture of KRP Common Units. If, at any time, any KRP Common Units are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any equity plan, automatically or by means of another arrangement) by the Managing Member, then, substantially simultaneous with and conditioned upon such redemption, repurchase or acquisition of KRP Common Units, the Company shall redeem a number of Common Units held by the Managing Member equal to the number of KRP Common Units so redeemed, repurchased or acquired, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit as such KRP Common Units that are redeemed, repurchased or acquired.

Section 5.7             Issuance of KRP Class B Units. In the event that the Company issues Common Units to, or cancels, redeems, repurchases or otherwise acquires Common Units held by, any Person other than the Managing Member, the Managing Member shall issue KRP Class B Units to such Person or cancel KRP Class B Units held by such Person such that the number of KRP Class B Units held by such Person is equal to the number of Common Units held by such Person.

Section 5.8             Preemptive Right. Except as provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.9             Splits and Combinations.

(a)            Subject to Section 5.9(d) (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted, provided, however, that the Company may not effect a subdivision or combination of Membership Interests described in this Section 5.9(a) unless the Managing Member also effects an equivalent subdivision or combination, as determined by the Managing Member.

(b)            Whenever such a distribution, subdivision or combination of Membership Interests is declared, the Managing Member shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)            Promptly following any such distribution, subdivision or combination, the Managing Member may issue Certificates or uncertificated Membership Interests to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Managing Member may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of Membership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)            The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision, combination or reorganization of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(e) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10           Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act.

Section 5.11           Deemed Capital Contributions by Company. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Member (or its successor) transfers property (including cash) to any employee or other service provider of the Company Group and such Member is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Company for the value of such property, then (a) such property shall be treated as having been contributed to the Company by such Member and (b) immediately thereafter the Company shall be treated as having transferred such property to the employee or other service provider.

Section 5.12           Establishment of Series A Preferred Units.

(a)            General. There is hereby created a class of Units designated as “Series A Cumulative Convertible Preferred Units” (the “Series A Preferred Units”), with the designations, preferences and relative, participating, optional or other special rights, privileges, powers, duties and obligations as are set forth in this Agreement. A total of 325,000 Series A Preferred Units shall be issued by the Company on the Series A Reference Date pursuant to the terms and conditions of the Series A Purchase Agreement. It is the intention of the Managing Member that at all times on and after the Series A Reference Date the number of outstanding KRP Series A Preferred Units equal the number of outstanding Series A Preferred Units.

(b)            Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges, and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)            Distributions.

(A)          Commencing with the Quarter ending on September 30, 2023 and continuing through the applicable Series A Conversion Date, subject to Section 5.12(b)(i)(D) each Record Holder of Series A Preferred Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Series A Preferred Unit held by such Record Holder, cumulative distributions in cash in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount for such Quarter and (2) the Accumulated Distributions with respect to such Series A Preferred Unit (collectively, the “Series A Quarterly Distribution”). Each Series A Quarterly Distribution shall be payable quarterly but no later than the earlier of (i) the Distribution Date and (ii) the payment date of distributions, if any, on any Series A Parity Securities and Series A Junior Securities (each such payment date, a “Series A Distribution Payment Date”). If the Managing Member establishes an earlier Record Date for any distribution to be made by the Company on other Membership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.12(b)(i)(A) for a Series A Quarterly Distribution in respect of such Quarter shall be such earlier Record Date.

(B)           Notwithstanding anything to the contrary in Section 5.12(b)(i)(A), prior to the end of the Initial Accrual Period, the Company may, at the sole election of the Board of Directors, with respect to any Series A Distribution Amount in respect of any Quarter, elect in any non-consecutive Quarters (an “Accrual Election”) to have an amount equal to the quotient of (i) (A) the amount that would have been payable if such Series A Distribution Amount had been paid in cash less (B) the amount actually paid in cash divided by (ii) 0.6 added to the Series A Liquidation Preference in lieu of paying such Series A Distribution Amount in cash. If the Company fails to pay or declare in its entirety a Series A Distribution Amount in respect of any Quarter prior to the end of the Initial Accrual Period and does not make an Accrual Election in respect thereof, the Company shall be deemed to have made an Accrual Election for all purposes of this Agreement if the Company did not make an Accrual Election with respect to the immediately preceding Quarter; provided, that if (i) the Company (x) fails to pay in full, in cash and when due, (1) any Series A Quarterly Distribution that is required to be paid after the Initial Accrual Period or (2) any Series A Quarterly Distribution that is required to be paid during the Initial Accrual Period if an Accrual Election was made in the immediately preceding Quarter, or (y) materially breaches any of its covenants in this Agreement and such breach has not been cured by the Company within 30 days after notice thereof by a Record Holder of Series A Preferred Units, then the Distribution Rate during such Quarter and each of the following Quarters shall be increased to 20% per annum until all Accumulated Distributions are paid in full in cash, and any such material breach is no longer ongoing and (ii) notwithstanding anything in this Agreement to the contrary, the Company shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities at any time that there are any Accumulated Distributions.

(C)           Each Series A Preferred Unit will have the right to share in any special distributions by the Company of cash, securities or other property Pro Rata with the Common Units on an as-converted basis, provided that special distributions shall not include regular quarterly distributions paid in the normal course of business on the Common Units pursuant to Section 6.3 of this Agreement.

(D)           Notwithstanding anything in this Section 5.12(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date that precedes such conversion, the Record Holder of such Series A Preferred Unit as of such Record Date shall be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of such Record Date established for Record Holders of Common Units in respect of the Common Units into which such Series A Preferred Unit was converted after such Record Date, and (2) with respect to a distribution to be made to Record Holders as of any Record Date that follows such conversion, the Record Holder of the Series A Conversion Units into which such Series A Preferred Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Series A Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Series A Preferred Unit on the corresponding Series A Distribution Payment Date. For the avoidance of doubt, if a Series A Preferred Unit is converted into Series A Conversion Unit pursuant to the terms of this Agreement after a Record Date but prior to the corresponding Series A Distribution Payment Date, then the Record Holder of such Series A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Series A Distribution Payment Date a distribution in respect of such Series A Preferred Unit pursuant to Section 5.12(b)(i)(A) and, until such distribution is received, Section 5.12(b)(i)(B) shall continue to apply.

(ii)           Voting Rights. The Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units into which such Series A Preferred Units would be converted at the then-applicable Series A Conversion Rate pursuant to Section 5.12(b)(iv)(A) (regardless of whether the Series A Preferred Units are then convertible), and shall vote as a single class with the holders of the Common Units on each matter with respect to which each Record Holder of a Common Unit is entitled to vote; provided that the Outstanding Series A Preferred Units shall not vote with the holders of Common Units on any matter requiring the approval of the Common Units pursuant to Section 13.3(c). Except with respect to Section 13.3(c), each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to constitute a reference to the Record Holders of Common Units and Series A Preferred Units, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.

(iii)          Legends. Unless otherwise directed by the Managing Member, each book entry or Certificate evidencing a Series A Preferred Unit shall bear a restrictive notation in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY OPERATING, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE U.S. FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY OPERATING, LLC UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE KIMBELL ROYALTY OPERATING, LLC TO HAVE MORE THAN 100 PARTNERS, AS DETERMINED FOR PURPOSES OF TREASURY REGULATION SECTION 1.7704-1(h). THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF KIMBELL ROYALTY OPERATING, LLC, AS AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE MANAGING MEMBER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

(iv)          Conversion.

(A)          If any KRP Series A Preferred Units are converted pursuant to Section 5.11(b)(v)(A) or Section 5.11(b)(v)(B) of the KRP Partnership Agreement, a corresponding number of Series A Preferred Units shall be converted hereunder into that number of Common Units equal to the number of KRP Common Units issued pursuant to such conversion. Immediately upon the issuance of Series A Conversion Units as a result of any conversion of Series A Preferred Units hereunder, subject to Section 5.12(b)(i)(D), all rights of the Series A Preferred Unitholder with respect to such converted Series A Preferred Units shall cease, including any further accrual of distributions, and such Series A Preferred Unitholder thereafter shall be treated for all purposes as the owner of Common Units. The applicable Series A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.

(B)           Conversion of Series A Preferred Units.

(1)            The Company shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series A Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(b)(iv).

(2)            All Common Units delivered upon conversion of the Series A Preferred Units in accordance with this Section 5.12(b)(iv) shall be (i) newly issued and (ii) duly authorized, validly issued fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act, and shall be free from preemptive rights other than those arising under the Delaware Act or this Agreement.

(3)            The Company shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series A Preferred Units.

(v)           KRP Series A Change of Control. If the Managing Member redeems the KRP Series A Preferred Units pursuant to a KRP Series A Change of Control, the Company shall redeem all (and not less than all) of the Series A Preferred Units for a cash amount per Series A Preferred Unit equal to the KRP Series A Redemption Price. Any redemption pursuant to this Section 5.12(b)(v) shall be paid in cash. The Company shall remit all such cash consideration to such Record Holders immediately prior to the consummation of such KRP Series A Change of Control. The Record Holders shall deliver to the Company Certificates representing the Series A Preferred Units, if any, as soon as practicable following such redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to such Record Holders as a result of such redemption is paid in full. After any such redemption and the payment in full of the consideration due as a result of such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Membership Interest.

(vi)          Company Optional Redemption.

(A)          If any KRP Series A Preferred Units are redeemed pursuant to Section 5.11(b)(viii) of the KRP Partnership Agreement, a corresponding number of Series A Preferred Units shall be redeemed hereunder for a cash amount per Series A Preferred Unit equal to the KRP Series A Redemption Price.

(B)           On and after any date fixed for redemption (each a “Series A Redemption Date”), distributions will cease to accrue on the Series A Preferred Units called for redemption, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of the holders of such units as holders of Series A Preferred Units shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Series A Redemption Date. Upon the redemption of Series A Preferred Units pursuant to this Section 5.12(b)(vi) and the payment in full of the consideration due as a result of such redemption, all rights of a Series A Preferred Unitholder with respect to the redeemed Series A Preferred Units shall cease, and such redeemed Series A Preferred Units shall cease to be Outstanding for all purposes of this Agreement.

(C)           If the Company defaults in the payment of the redemption price by failing to pay such price by the date specified in the notice of redemption, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units.

(D)           Upon any redemption of Series A Preferred Units pursuant to this Section 5.12(b)(vi), the Company shall pay an amount equal to the KRP Series A Redemption Price to the applicable Series A Preferred Unitholders by wire transfer of immediately available funds to an account specified by each such Series A Preferred Unitholder in writing to the Managing Member as requested in the notice of redemption.

(E)           Except as provided in Section 5.12(b)(vii), no Series A Preferred Unitholder shall have the right to require the Company to redeem any Series A Preferred Units. Except as provided in this Section 5.12(b)(vi), the Company shall not have the right under any provision of this Agreement at its option to redeem Series A Preferred Units.

(vii)         Series A Preferred Unitholder Optional Redemption.

(A)            If any KRP Series A Preferred Units are redeemed pursuant to Section 5.11(b)(ix) of the KRP Partnership Agreement, a corresponding number of Series A Preferred Units shall be redeemed hereunder for cash in an aggregate amount equal to the number of Series A Preferred Units so redeemed multiplied by the KRP Series A Redemption Price.

(B)            From and after the Series A Redemption Date, unless the Company defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed sufficient for such redemption, (i) all dividends on such Series A Preferred Units to be redeemed shall cease to accrue, (ii) Series A Preferred Units to be redeemed shall be deemed no longer outstanding and (iii) all other rights with respect to the Series A Preferred Units to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Series A Preferred Unitholders thereof to receive the cash consideration for each of their Series A Preferred Units to be redeemed. If the Company defaults in providing to the Series A Preferred Unitholders cash for each of the Series A Preferred Units to be redeemed, then the Series A Preferred Units that were called for redemption shall remain outstanding and continue to accumulate the Series A Distribution Amount and have all other rights, preferences and privileges of Series A Preferred Units; provided that (x) the Distribution Rate shall be 20% for the Quarter in which such default occurs and in all Quarters after such default with respect to such Series A Preferred Units and (y) the Company shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Series A Junior Securities or Series A Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Company first failed to pay in full the KRP Series A Redemption Price in respect of the Series A Preferred Unitholder Units in cash when due). The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the cash consideration for each of the Series A Preferred Units to be redeemed), and the holders of any Series A Preferred Units so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the Series A Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Company upon its written request, after which repayment the Series A Preferred Unitholders entitled to such redemption shall have recourse only to the Company. There shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full consideration with respect to each such share shall have been deposited by the Company with the Paying Agent.

(viii)        Fully Paid and Non-Assessable. Any Series A Conversion Unit(s) delivered pursuant to this Agreement shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(ix)          Termination. Except for the right of a holder of Series A Preferred Units to receive Common Units and certain payments as expressly set forth in Section 5.12(b)(iv), in the case of conversion of Series A Preferred Units, or Section 5.12(b)(v), Section 5.12(b)(vi) or Section 5.12(b)(vii), in the case of redemption of Series A Preferred Units, Section 5.12 and Section 6.4 shall automatically terminate and be of no further force and effect at such time as no Series A Preferred Units remain Outstanding.

Article VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1             Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, amount realized and Simulated Gain (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Members, and the Capital Accounts of the Members shall be adjusted for Simulated Depletion and Simulated Loss, as provided herein below. Consistent with Section 5.3(d), the taxable periods for which allocations shall be made pursuant to this Section 6.1 shall include any taxable periods ending on a Series A Redemption Date or a Series A Conversion Date, as applicable, and any Series A Preferred Units being redeemed or converted on such date shall be treated as Outstanding as of the last day of the taxable period ending on such date for purposes of this Section 6.1.

(a)            Net Income. After giving effect to the special allocations set forth in Section 6.1(c) and Capital Account adjustments pursuant to Section 6.1(d)(ii), Net Income for each taxable period (including all items of income, gain, loss, and deduction and, to the extent provided in Section 6.1(d)(iii), Simulated Gain taken into account in computing Net Income for such taxable period) shall be allocated to the Common Unitholders, Pro Rata.

(b)            Net Loss. After giving effect to the special allocations set forth in Section 6.1(c) and Capital Account adjustments pursuant to Section 6.1(d)(ii), Net Loss for each taxable period (including all items of income, gain, loss, deduction and, to the extent provided in Section 6.1(d)(iii), Simulated Gain taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i)            First, 100% to the Common Unitholders, Pro Rata, until the Adjusted Capital Account of each Common Unitholder is equal to zero; and

(ii)            Second, 100% to all Series A Preferred Unitholders, Pro Rata, until the Adjusted Capital Account of each Series A Preferred Unitholder is equal to zero;

provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

(c)            Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i)            Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(vi)  and Section 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)           Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1(c) (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Section 6.1(c)(vi) and Section 6.1(c)(vii), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)          Priority Allocations.

(A)          Net Agreed Value. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.3) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit, each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution with respect to the Unit receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution.

(B)           Series A Preferred Unitholder Periodic Allocations. After the application of Section 6.1(c)(iii)(A), the remaining Company items of gross income and gain (including Unrealized Gain and Simulated Gain) for the taxable period shall be allocated to the Series A Preferred Unitholders, Pro Rata, in the following order:

(1)            first, an amount equal to the excess, if any, of (x) the Minimum IRR from the Series A Reference Date through the last day of such taxable period with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Section 6.1(c)(iii)(B)(1) from all prior taxable periods and the cumulative Capital Contributions with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period; and

(2)           second, an amount equal to the excess, if any, of (x) the cumulative amount of Net Loss allocated pursuant to Section 6.1(b) for all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period, over (y) the cumulative gross income and gain allocated pursuant to this Section 6.1(c)(iii)(B)(2) for all prior taxable periods with respect to each Series A Preferred Unit that is Outstanding as of the last day of such taxable period.

(C)           Redemption Allocations. If any Series A Preferred Units are redeemed pursuant to Section 5.12(b)(v), Section 5.12(b)(vi) or Section 5.12(b)(vii) and the Capital Account with respect to each such Unit does not equal the KRP Series A Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Preferred Unitholders whose Units are being redeemed, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Preferred Unit equals the KRP Series A Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, (y) all distributions made with respect to such Series A Preferred Unit, and (z) all allocations made pursuant to this Section 6.1 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Preferred Unit does not equal the KRP Series A Redemption Price, then (i) to the extent the KRP Series A Redemption Price exceeds such Capital Account balance, the Company will be deemed to make a guaranteed payment to the Series A Preferred Unitholders whose Series A Preferred Units are being redeemed in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the KRP Series A Redemption Price, the Company will be deemed to make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit being redeemed, and the deduction with respect to the deemed guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(D)           Liquidation Allocations. If upon the liquidation of the Company, the Capital Account with respect to each Series A Preferred Unit does not equal the KRP Series A Redemption Price, then items of gross income, gain, loss and deduction will be allocated to the Series A Preferred Unitholders, Pro Rata, in a manner such that, to the extent possible, the Capital Account balance with respect to each such Series A Preferred Unit equals the KRP Series A Redemption Price; provided that such Capital Account balance shall be determined after giving effect to (x) all Capital Contributions made with respect to such Series A Preferred Unit, (y) all distributions made with respect to such Series A Preferred Unit, and (z) all allocations made pursuant to this Section 6.1 with respect to such Series A Preferred Unit for all periods. If, after making such allocations, the Capital Account balance with respect to each such Series A Preferred Unit does not equal the KRP Series A Redemption Price, then (i) to the extent the KRP Series A Redemption Price exceeds such Capital Account balance, the Company will make a guaranteed payment to the Series A Preferred Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Common Unitholders, Pro Rata, or (ii) to the extent such Capital Account balance exceeds the KRP Series A Redemption Price, the Company will make a guaranteed payment to the Common Unitholders, Pro Rata, in an aggregate amount equal to the amount of such excess for each Series A Preferred Unit, and the deduction with respect to the guaranteed payments will be allocated 100% to the Series A Preferred Unitholders, Pro Rata.

(iv)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

(v)           Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(c)(iv) and this Section 6.1(c)(v) were not in this Agreement.

(vi)          Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Common Unitholders, Pro Rata. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)         Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 6.1(c)(vii) is intended to comply with Treasury Regulations Section 1.704-2(i)(1) and shall be interpreted consistently therewith.

(viii)        Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Common Unitholders, Pro Rata.

(ix)          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.6, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)           Curative Allocations.

(A)          Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1 and Simulated Depletion and Simulated Loss had been included in the definition of Net Income and Net Loss. In exercising its discretion under this Section 6.1(c)(x)(A), the Managing Member may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(c)(x)(A) shall only be made with respect to Required Allocations to the extent the Managing Member determines that such allocations shall otherwise be inconsistent with the economic agreement among the Members.

(B)           The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(c)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(x)(A) among the Members in a manner that is likely to minimize such economic distortions.

(xi)           Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Member (or its successor) transfers property (including cash) to any employee or other service provider of the Company Group and such Member is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Company for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Member (or its successor) that made such transfer and was deemed to have contributed such property to the Company pursuant to Section 5.11.

(d)            Simulated Basis; Simulated Depletion and Simulated Loss; Simulated Gain; Amount Realized.

(i)            Simulated Basis. For purposes of determining and maintaining the Members’ Capital Accounts, (i) the initial Simulated Basis of each oil and gas property (as defined in Section 614 of the Code) of the Company shall be allocated among the Common Unitholders, Pro Rata and (ii) if the Carrying Value of an oil and gas property (as defined in Section 614 of the Code) is adjusted pursuant to Section 5.3(d), the Simulated Basis of such property (as adjusted to reflect the adjustment to the Carrying Value of such property), shall be allocated to the Common Unitholders, Pro Rata.

(ii)           Simulated Depletion and Simulated Loss. For purposes of applying clause (z) of the second sentence of Section 5.3(a), Simulated Depletion and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) of the Company shall reduce each Member’s Capital Account in proportion to the manner in which the Simulated Basis of such property is allocated among the Members pursuant to Section 6.1(d)(i).

(iii)          Simulated Gain. For purposes of applying clause (iii) of the second sentence of Section 5.3(a), Simulated Gain for any taxable period shall be treated as included in either Net Income or Net Loss and allocated pursuant to Section 6.1(a) or Section 6.1(b), as appropriate.

(iv)          Amount Realized. For purposes of Treasury Regulation Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b)(4)(iii), the amount realized on the disposition of any oil and gas property (as defined in Section 614 of the Code) of the Company shall be allocated (i) first to the Members in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated among the Members pursuant to Section 6.1(d)(i), and (ii) any remaining amount realized shall be allocated to the Members in the same ratio as Simulated Gain from the disposition of such oil and gas property is allocated pursuant to Section 6.1(a) or Section 6.1(b).

Section 6.2             Allocations for Tax Purposes.

(a)            Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)            The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Members rather than by the Company in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Company under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) that is (i) a Contributed Property shall initially be allocated among the non-contributing Common Unitholders, Pro Rata, but not in excess of any such Member’s share of Simulated Basis as determined pursuant to Section 6.1(d)(i), and (ii) not a Contributed Property or an Adjusted Property shall initially be allocated to the Members in proportion to each such Member’s share of Simulated Basis as determined pursuant to Section 6.1(d)(i). If there is an event described in Section 5.3(d), the Managing Member shall reallocate the adjusted tax basis of each oil and gas property in a manner consistent with the principles of Section 704(c) of the Code.

Each Member shall separately keep records of his, her or its share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his, her or its gain or loss on the disposition of such property by the Company.

(c)            In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Members in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, with any permissible method determined appropriate by the Managing Member; provided, that with respect to any Contributed Property contributed in the Haymaker Contribution the Managing Member shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d)            In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e)            All items of income, gain, loss, deduction and credit recognized by the Company for U.S. federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Managing Member) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f)             Each item of Company income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and the Managing Member shall prorate and allocate such items to the Members in a manner permitted by Section 706 of the Code and the regulations or rulings promulgated thereunder, and the Members hereby agree that any such methods selected by the Managing Member are made by the “agreement of the members” within the meaning of Treasury Regulations Section 1.706-4(f).

(g)            If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3             Distributions to Record Holders.

(a)            Except as provided in Section 5.12(b)(i), on or before the Distribution Date for the applicable Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Company to the Common Unitholders as of the Record Date selected by the Managing Member. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to distributions pursuant to this Section 6.3.

(b)            The Company shall make distributions of Available Cash pursuant to this Section 6.3, if any, to the holders of Common Units, Pro Rata.

(c)            All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

(d)            Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Company, cash shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

(e)            Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4             Special Provisions Relating to the Series A Preferred Units.

(a)            Subject to any applicable transfer restrictions in Section 4.6 of this Agreement, the holder of a Series A Preferred Unit or a Series A Conversion Unit shall provide notice to the Company of the transfer of any such Series A Preferred Unit or Series A Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred.

(b)            Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Member pursuant to Article III and Article VII and (B) have a Capital Account as a Member pursuant to Section 5.3 and Article VI and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in this Agreement or (B) be entitled to any distributions other than as provided in Section 5.12 of this Agreement.

Article VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1             Management.

(a)            The Managing Member shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the Managing Member to delegate its rights and power to other Persons, all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, and no Non-Managing Member in its capacity as such shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted to a managing member of a limited liability company under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)            the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Membership Interests, and the incurring of any other obligations;

(ii)           the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii)          the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv)          the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including (A) the financing of the conduct of the business or operations of the Company Group, whether through a Subsidiary or a joint venture, (B) the lending of funds to other Persons (including other Group Members), (C) the repayment or guarantee of obligations of any Group Member or the Managing Member, and (D) the making of capital contributions to any Group Member;

(v)           the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the Managing Member or its assets other than its interest in the Company, even if the same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi)          the distribution of cash held by the Company;

(vii)         the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)        the maintenance of insurance for the benefit of the Company Group, the Members and Indemnitees;

(ix)           the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x)            the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)           the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)          the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of Derivative Membership Interests;

(xiii)         the undertaking of any action in connection with the Company’s participation in the management of any Group Member or joint venture; and

(xiv)        the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as Managing Member of the Company.

Section 7.2             Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the Managing Member or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Member, to any Person who acquires an interest in a Membership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Company, each of the Members, each other Person who acquires an interest in a Membership Interest and each other Person bound by this Agreement.

Section 7.3            Certificate of Formation. The Managing Member caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act on July 9, 2018. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents that the Managing Member determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company (or a company in which the members have limited liability) in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Managing Member determines such action to be necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company (or a company or other entity in which the members have limited liability) under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Non-Managing Members.

Section 7.4             Restrictions on the Managing Member’s Authority to Sell Assets of the Company Group. Except as provided in Article XII and Article XIV, the Managing Member may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Managing Member’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any disposition of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5             Reimbursement of the Managing Member.

(a)            Except as provided in this Section 7.5 and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as a general partner or managing member of any Group Member.

(b)            The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Managing Member, to perform services for the Company Group or for the Managing Member in the discharge of its duties to the Company Group), (ii) all other expenses allocable to the Company Group or otherwise incurred by the Managing Member or its Affiliates in connection with managing and operating the Company Group’s business and affairs (including expenses allocated to the Managing Member by its Affiliates) and (iii) all cash expenditures of the Managing Member, including reimbursement of expenses of the General Partner and its Affiliates, and including federal income and federal excise taxes which the Managing Member or its Affiliates bear or succeed to by virtue of the transactions described in Section 5.12(b)(x)(A) of the KRP Partnership Agreement, but excluding any other federal income taxes payable by the Managing Member, the General Partner and its Affiliates. The Managing Member shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Company by the Managing Member in a manner consistent with its or its Affiliates past business practices shall be deemed to have been made in good faith. This provision does not affect the ability of the Managing Member and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c)            The Managing Member, without the approval of any Member, may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Membership Interests or Derivative Membership Interests), or cause the Company to issue Membership Interests or Derivative Membership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Managing Member or any of its Affiliates in each case for the benefit of officers, employees and directors of the Managing Member or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Managing Member or any of its Affiliates any Membership Interests or Derivative Membership Interests that the Managing Member or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Managing Member in connection with any such plans, programs and practices (including the net cost to the Managing Member or such Affiliates of Membership Interests or Derivative Membership Interests purchased by the Managing Member or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the Managing Member under any employee benefit plans, employee programs or employee practices adopted by the Managing Member as permitted by this Section 7.5(c) shall constitute obligations of the Managing Member hereunder and shall be assumed by any successor Managing Member approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the Managing Member’s Managing Member Interest pursuant to Section 4.5.

Section 7.6             Outside Activities.

(a)            Subject to the terms of Section 7.6(b), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Member. None of any Group Member, any Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(b)            Subject to the terms of Section 7.6(a), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of any duty existing at law, in equity or otherwise, of the Managing Member or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Company or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty existing at law, in equity or otherwise, to present business opportunities to the Company or any other Group Member. Notwithstanding anything to the contrary in this Agreement or any duty existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Company, to any Member or any other Person bound by this Agreement for breach of any duty existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member, provided, however, that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(c)            The Managing Member and each of its Affiliates may acquire Units or other Membership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Membership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(c) with respect to the Managing Member shall not include any Group Member.

(d)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Company or any of its Affiliates.

Section 7.7             Indemnification.

(a)            To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)            To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)            The indemnification provided by this Section 7.7.shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Non-Managing Member Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)            The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Managing Member, its Affiliates, the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. In addition, the Company may enter into additional indemnification agreements with any Indemnitee.

(e)            For purposes of this Section 7.7: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f)             In no event may an Indemnitee subject the Non-Managing Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)            An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)            The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)             No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)             This Section 7.7 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

Section 7.8             Liability of Indemnitees.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in Membership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b)            The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member if such appointment was not made in bad faith.

(c)            To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members or to any other Persons who have acquired a Membership Interest or are otherwise bound by this Agreement, the Managing Member and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Company’s business or affairs shall not be liable to the Company, the Non-Managing Members, or any other Persons who have acquired interests in the Membership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d)            Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9             Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a)            Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Managing Member or any of its Affiliates, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action by the Managing Member or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the Managing Member and its Affiliates, other than those owned by the Managing Member and required to be voted pursuant to Section 7.4(b) of the KRP Partnership Agreement), (iii) determined by the Board of Directors to be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Managing Member shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the Managing Member may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Notwithstanding any other provision of this Agreement, any Group Member Agreement or applicable law, whenever the Managing Member makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek or not to seek Unitholder approval or to adopt or not to adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the Managing Member shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Company or any Member, and the Managing Member shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Managing Member in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith. If the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) of this Section 7.9(a) or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) of this Section 7.9(a) or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of any conflicts of interest arising out of the transactions contemplated by the Exchange Agreement are hereby approved by the Managing Member and all of the other Members and the actions required to be taken by the Company pursuant to the Exchange Agreement shall not constitute a breach of this Agreement or any such duty.

(b)            Whenever the Managing Member or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the Managing Member causes the Managing Member to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express lesser standard is provided for in this Agreement, the Managing Member, the Board of Directors or such committee or such Affiliates causing the Managing Member to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction shall conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Company Group; provided, however, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction shall conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.

(c)            Whenever the Managing Member (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Managing Member, the Board of Directors or any committee thereof, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing in law, at equity or otherwise or obligation whatsoever to the Company or any Member, and the Managing Member, the Board of Directors or any committee thereof or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, “the Managing Member at its option” or some variation of that phrase, is used in this Agreement, it indicates that the Managing Member is acting in its individual capacity. For the avoidance of doubt, whenever the Managing Member votes or transfers its Membership Interests, or refrains from voting or transferring its Membership Interests, it shall be acting in its individual capacity.

(d)            Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall be at its option.

(e)            Except as expressly set forth in this Agreement or required by the Delaware Act, neither the Managing Member nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managing Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managing Member or such other Indemnitee. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, neither the Managing Member nor any other Indemnitee shall owe any duties or liabilities, including fiduciary duties, to Series A Preferred Unitholders.

(f)            The Unitholders hereby authorize the Managing Member, on behalf of the Company as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing Member pursuant to this Section 7.9.

Section 7.10          Other Matters Concerning the General Partner.

(a)            The Managing Member, the Board of Directors (or any committee thereof) and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)            The Managing Member, the Board of Directors (or any committee thereof) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Managing Member or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c)            The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any duly authorized officers of the General Partner, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company or any Group Member.

Section 7.11           Purchase or Sale of Membership Interests. The Managing Member may cause the Company to purchase or otherwise acquire Membership Interests or Derivative Membership Interests. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Managing Member or any Affiliate of the Managing Member may also purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12          Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the Managing Member and its Affiliates) dealing with the Company shall be entitled to assume that the Managing Member and any officer of the General Partner authorized by the Managing Member to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any such officer in connection with any such dealing. In no event shall any Person (other than the Managing Member and its Affiliates) dealing with the Managing Member or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Article VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1             Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the Register and all other books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the Register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2             Fiscal Year. The fiscal year of the Company shall be a fiscal year ending December 31.

Article IX

TAX MATTERS

Section 9.1             Tax Returns and Information. The Company shall timely file all returns of the Company that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the Managing Member. In the event the Company is required to use a taxable period other than a year ending on December 31, the Managing Member shall use reasonable efforts to change the taxable period of the Company to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 75 days of the close of the calendar year in which the Company’s taxable period ends; provided, however, that the Company will use commercially reasonable efforts to provide such tax information as early as practicable. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2             Tax Characterization. The Company shall be treated as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) and not as an association taxable as a corporation for U.S. federal income tax purposes and as a continuation of Kimbell Royalty Partners, LP solely for U.S. federal income tax purposes under Section 708 of the Code. The Members and the Company shall not take any action that would cause the Company to be treated as corporation for U.S. federal income tax purposes (as well as any analogous state or local tax purposes) and shall file all tax returns consistent with the tax characterization set forth in this Section 9.2.

Section 9.3             Tax Elections.

(a)            The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.

(b)            Except as otherwise provided herein, the Managing Member shall determine whether the Company should make any other elections permitted by the Code.

Section 9.4            Tax Controversies. The Managing Member (or its designee) shall be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Managing Member shall be designated as the “tax matters partner” in each state or local jurisdiction in which such designation is relevant. The Managing Member (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code (and relevant state or local law) and the “tax matters partner” under the relevant state or local law, including, without limitation, (i) binding the Company and its Members with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code; provided, that (x) the partnership representative shall keep the Non-Managing Members apprised with respect to any material tax audit, contest or other administrative or judicial proceeding and (y) the partnership representative shall not take any action or bind any Non-Managing Member with respect to any tax matter that would have a material and disproportionate adverse impact on such Non-Managing Member without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, however, that the making of any available election under Section 6226 shall not be treated as having a material and disproportionate adverse impact on any Non-Managing Member. In the event there is a dispute among the Parties in respect of the application of the immediately preceding sentence, any dispute shall promptly be submitted to Weaver and Tidwell, LLP for review and final and binding resolution. The Managing Member shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, including any amendments to those rules.

Section 9.5             Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member may treat the amount withheld as a distribution of cash pursuant to Section 5.12(b)(i), Section 6.3 or Section 12.3(c), as applicable, in the amount of such withholding from such Member.

Article X

ADMISSION OF MEMBERS

Section 10.1           Admission of New Members. Without the consent of any other Person, the Managing Member shall have the right to admit as a Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of such Member, the Managing Member shall forthwith (a) amend Exhibit B hereto to reflect the name and address of such new Member and to eliminate or modify, as applicable, the name and address of the transferring Member with regard to the transferred Units and (b) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Member in place of the transferring Member, or the admission of a Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Member.

Section 10.2           Conditions and Limitations. The admission of any Person as a Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of the Adoption Agreement in the form attached hereto as Exhibit C or such other written instrument(s) in form and substance satisfactory to the Managing Member on behalf of the Company.

Article XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1           Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company, except pursuant to a transfer in accordance with Section 4.4 or Section 4.5.

Section 11.2           Removal of the Managing Member. The Managing Member may not be removed as the managing member of the Company unless the General Partner is removed as a general partner of the Managing Member in accordance with the KRP Partnership Agreement. The removal of the Managing Member as the managing member of the Company shall also automatically constitute the removal of the Managing Member as general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. If a Person is elected as a successor General Partner, such Person shall automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member.

Article XII

DISSOLUTION AND LIQUIDATION

Section 12.1           Dissolution. The Company shall not be dissolved by the admission of additional Non-Managing Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)            an election to dissolve the Company by the holders of a Unit Majority;

(b)            the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c)            there being no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2           Liquidator. Upon dissolution of the Company in accordance with the provisions of this Article XII, the Managing Member shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing Member) shall be entitled to receive such compensation for its services as may be approved by the Managing Member. The Liquidator (if other than the Managing Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by the Managing Member. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by the Managing Member. The right to select a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.3           Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a)            The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its Net Agreed Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)            Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)            All property and all cash (including cash equivalents) in excess of that required to satisfy or discharge liabilities as provided in this Section 12.3(c) and that required to satisfy liquidation preferences of the Series A Preferred Units provided for under Section 6.1(c)(iii) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.4          Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 12.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.5           Return of Contributions. The Managing Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 12.6           Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 12.7           Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

Article XIII

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT;
MEETINGS; RECORD DATE

Section 13.1           Amendments to be Adopted Solely by the Managing Member. Each Member agrees that the Managing Member, without the approval of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)            a change in the name of the Company, the location of the principal office of the Company, the registered agent of the Company or the registered office of the Company;

(b)            admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)            a change that the Managing Member determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or an entity in which the Non-Managing Members have limited liability under the laws of any state or to ensure that the Group Members (other than the Company) shall not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)            a change that the Managing Member determines (i) does not adversely affect the Non-Managing Members considered as a whole or any particular class of Membership Interests as compared to other classes of Membership Interests in any material respect; provided that for purposes of determining whether an amendment satisfies the requirements of this Section 13.1(d), the Managing Member may in its sole discretion disregard any adverse effect on any class or classes of Membership Interests the holders of which have approved such amendment pursuant to Section 13.3(c), (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary or appropriate in connection with action taken by the Managing Member pursuant to Section 5.8 or (iv) is reasonably required to effect the intent of the provisions of this Agreement or is otherwise reasonably contemplated by this Agreement;

(e)            a change in the fiscal year or taxable period of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the fiscal period or taxable year of the Company including, if the Managing Member shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f)            an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the Managing Member or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)            an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Membership Interests or Derivative Membership Interests pursuant to Section 5.4;

(h)            any amendment expressly permitted in this Agreement to be made by the Managing Member acting alone;

(i)             an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j)             an amendment that the Managing Member determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)            a merger, conveyance or conversion pursuant to Section 14.3(c) or (d); or

(l)             any other amendments substantially similar to the foregoing.

Section 13.2           Amendment Procedures. Amendments to this Agreement may be proposed only by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have no obligation or duty to the Company or the Members to propose or approve, and may decline to propose or approve any amendment to this Agreement in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the Managing Member and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units or class of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing Member shall seek the written approval of the requisite percentage of Outstanding Units or class of Outstanding Units, as applicable, or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing Member shall notify all Record Holders upon final adoption of any amendments. The Managing Member shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Company’s or the Commission’s website.

Section 13.3           Amendment Requirements.

(a)            Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units or a percentage of a particular class of Outstanding Units (including Units deemed owned by the Managing Member) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 13.4, reducing such percentage or (ii) in the case of Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units (or holders of Outstanding Units of such applicable class, as the case may be) whose aggregate Outstanding Units (generally or of such applicable class, as the case may be) constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced or (y) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b)            Notwithstanding the provisions of Section 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Managing Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing Member or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)            Except as provided in Section 14.3, and without limitation of the Managing Member’s authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the class affected. If the Managing Member determines an amendment does not satisfy the requirements of Section 13.1(d) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)            Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(a), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment shall not affect the limited liability of any Non-Managing Member under applicable limited liability company law of the state under whose laws the Company is organized.

(e)            Except as provided in Section 13.1 and Section 13.2, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4           Special Meetings. All acts of Non-Managing Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Section 13.4. Special meetings of the Non-Managing Members may be called by (i) the Managing Member, (ii) the Board of Directors, or (iii) the President or Secretary of the General Partner upon request of Non-Managing Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Within a reasonable amount of time after receipt of such a call from Non-Managing Members, the Managing Member shall send a notice of the meeting to the Non-Managing Members either directly or indirectly. A meeting shall be held at a time and place determined by the Managing Member on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 15.1.

Section 13.5           Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6           Record Date. For purposes of determining the Non-Managing Members who are Record Holders of the class or classes of Non-Managing Member Interests entitled to notice of or to vote at a meeting of the Non-Managing Members or to give approvals without a meeting as provided in Section 13.11, the Managing Member shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting or (b) in the event that approvals are sought without a meeting, the date by which such Non-Managing Members are requested in writing by the Managing Member to give such approvals.

Section 13.7           Postponement and Adjournment. Prior to the date upon which any meeting of Non-Managing Members is to be held, the Managing Member may postpone such meeting one or more times for any reason by giving notice to each Non-Managing Members entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Section 13.7. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Non-Managing Members may be adjourned by the Managing Member one or more times for any reason and no vote of the Non-Managing Members shall be required for any adjournment. A meeting of Non-Managing Members may be adjourned by the Managing Member as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Section 13.7.

Section 13.8           Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Non-Managing Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Non-Managing Member at a meeting shall constitute a waiver of notice of the meeting, except when the Non-Managing Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9           Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Managing Member and its Affiliates) shall constitute a quorum at a meeting of Non-Managing Members of such class or classes unless any such action by the Non-Managing Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Managing Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Managing Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Non-Managing Members, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Non-Managing Members holding Outstanding Units that in the aggregate represent at least such different percentage or the act of the Members holding the requisite percentage of the necessary class, as applicable, shall be required. The Non-Managing Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Non-Managing Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units or the act of the Members holdings the requisite percentage of the necessary class, as applicable, specified in this Agreement.

Section 13.10         Conduct of a Meeting. The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Non-Managing Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Managing Member. The Managing Member may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Managing Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11         Action Without a Meeting. If authorized by the Managing Member, any action that may be taken at a meeting of the Non-Managing Members may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Non-Managing Members owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the Managing Member and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Non-Managing Members were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Non-Managing Members who have not approved in writing. The Managing Member may specify that any written ballot submitted to Non-Managing Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Managing Member. If a ballot returned to the Company does not vote all of the Outstanding Units held by such Non-Managing Members, the Company shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Non-Managing Members is solicited by any Person other than by or on behalf of the Managing Member, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Company in care of the Managing Member and (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Company and is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Members.

Section 13.12         Right to Vote and Related Matters.

(a)            Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Non-Managing Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)            With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Managing Member shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Article XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1           Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2           Procedure for Merger, Consolidation or Conversion.

(a)            Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the prior consent of the Managing Member; provided, however, that, to the fullest extent permitted by law, the Managing Member shall have no duty or obligation to consent to any merger, consolidation or conversion of the Company and may decline to do so free of any duty or obligation whatsoever to the Company or any Member and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Securities Act or any other law, rule or regulation or at equity, and the Managing Member in determining whether to consent to any merger, consolidation or conversion of the Company shall be permitted to do so in its sole and absolute discretion.

(b)            If the Managing Member shall determine to consent to the merger or consolidation, the Managing Member shall approve the Merger Agreement, which shall set forth:

(i)            the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii)           the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)          the terms and conditions of the proposed merger or consolidation;

(iv)          the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)           a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)          the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii)         such other provisions with respect to the proposed merger or consolidation that the Managing Member determines to be necessary or appropriate.

(c)            If the Managing Member shall determine to consent to the conversion, the Managing Member shall approve the Plan of Conversion, which shall set forth:

(i)            the name of the converting entity and the converted entity;

(ii)           a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii)          a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv)          the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v)           in an attachment or exhibit, the Certificate of Formation of the Company;

(vi)          in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;

(vii)         the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii)        such other provisions with respect to the proposed conversion that the Managing Member determines to be necessary or appropriate.

Section 14.3           Approval by Non-Managing Members. Except as provided in Section 14.3(c) and (d), the Managing Member, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Non-Managing Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(a)            Except as provided in Section 14.3(c) and (d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Non-Managing Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(b)            Except as provided in Section 14.3(c) and (d), after such approval by vote or consent of the Non-Managing Members, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(c)            Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to convert the Company or any Group Member into a new limited liability entity or to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger, conveyance or conversion other than those it receives from the Company or other Group Member if (i) the Managing Member has received an Opinion of Counsel that the merger, conveyance or conversion, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Non-Managing Member as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger, conveyance or conversion is to effect a mere change in the legal form of the Company into another limited liability entity, and (iii) the Managing Member determines that the governing instruments of the new entity provide the Non-Managing Members and the Managing Member with substantially the same rights and obligations as are herein contained.

(d)            Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to merge or consolidate the Company with or into another limited liability entity if (i) the Managing Member has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Non-Managing Member under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (v) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Membership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(e)            Pursuant to Section 18-209(f) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new limited liability company agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4          Certificate of Merger or Certificate of Conversion. Upon the required approval by the Managing Member and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5           Effect of Merger, Consolidation or Conversion.

(a)            At the effective time of the merger:

(i)            all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)           the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)          all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)          all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)            At the effective time of the conversion:

(i)            the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)           all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii)          all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)          all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)           a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Members without any need for substitution of parties; and

(vi)          the Membership Interests that are to be converted into membership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion.

Article XV

GENERAL PROVISIONS

Section 15.1           Addresses and Notices; Written Communications.

(a)            Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Membership Interests at his, her or its address as shown in the Register, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Member shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the Managing Member or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Company of a change in his, her or its address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.3. The Managing Member may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(b)            The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 15.2           Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4           Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5          Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.6          Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7          Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 15.8          Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Non-Managing Member Interest, pursuant to Section 10.1 without execution hereof.

Section 15.9           Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)            Each of the Members and each Person or Group holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)            irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Company or the Managing Member, or owed by the Managing Member, to the Company or the Non-Managing Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)           irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii)          agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)          expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)           consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)          IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 15.10         Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or parts shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 15.11         Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 15.12         Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGING MEMBER:

KIMBELL ROYALTY PARTNERS, LP

By:	/s/ Matthew S. Daly
Name:	Matthew S. Daly
Title:	Chief Operating Officer

Signature Page to Third Amended and Restated

Limited Liability Company Agreement of Kimbell Royalty Operating, LLC

EXHIBIT A

to the Third Amended and Restated

Limited Liability Company Agreement of

Kimbell Royalty Operating, LLC

Certificate Evidencing Common Units in

Kimbell Royalty Operating, LLC

No.	Common Units

In accordance with Section 4.1 of the Third Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC, as amended, supplemented or restated from time to time (the “LLC Agreement”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                      (the “Holder”) is the registered owner of                   Common Units (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the LLC Agreement. Copies of the LLC Agreement are on file at, and shall be furnished without charge on delivery of written request to the Company at, the principal offices of the Company located at 777 Taylor Street, Suite 810, Fort Worth, Texas 76102. Capitalized terms used herein but not defined shall have the meanings given them in the LLC Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF KIMBELL ROYALTY OPERATING, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE LLC AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF KIMBELL ROYALTY OPERATING, LLC UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE KIMBELL ROYALTY OPERATING, LLC TO have more than 100 PARTNERS, as determined for purposes of Treasury Regulation Section 1.7704-1(h). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE LLC AGREEMENT. COPIES OF THE LLC AGREEMENT MAY BE OBTAINED AT NO COST.

BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF KIMBELL ROYALTY GP, LLC, THE GENERAL PARTNER OF THE MANAGING MEMBER AT THE PRINCIPAL OFFICES OF THE MANAGING MEMBER.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Member and to have agreed to comply with and be bound by and to have executed the LLC Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the LLC Agreement and (iii) made the waivers and given the consents and approvals contained in the LLC Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	KIMBELL ROYALTY OPERATING, LLC

Countersigned and Registered by:		By: KIMBELL ROYALTY PARTNERS, LP

By:
As Registrar
Title:
By:
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT – as tenants by the entireties	Custodian
JT TEN – as joint tenants with right of	____________ (Cust) ______________ (Minor)
survivorship and not as tenants in common	Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
KIMBELL ROYALTY OPERATING, LLC

FOR VALUE RECEIVED, ________________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

__________ Common Units evidenced by this Certificate, subject to the LLC Agreement, and does hereby irrevocably constitute and appoint _______________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Kimbell Royalty Operating, LLC.

Date: _________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby shall be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT C

Adoption Agreement

This Adoption Agreement is executed by the undersigned pursuant to the Third Amended and Restated Limited Liability Company Agreement of Kimbell Royalty Operating, LLC (the “Company”), dated as of September 13, 2023, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1.	Acknowledgment. The undersigned acknowledges that he/she is acquiring [____] Units of the Company as a Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.	Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if he/she were originally a party thereto.

3.	Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this ____ day of _________________, 20___.

[NAME]

By:

Name:

Title:

Notice Address:

Facsimile:

C-1